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                                                                    EXHIBIT 21.1
                           SUBSIDIARIES OF THE COMPANY


1.       Dave & Buster's of Illinois, Inc., an Illinois corporation

2.       Dave & Buster's of Georgia, Inc., a Georgia corporation

3.       Dave & Buster's of Pennsylvania, Inc., a Pennsylvania corporation

4.       DANB Texas, Inc., a Texas corporation

5.       Dave & Buster's of Maryland, Inc., a Maryland corporation

6.       Dave & Buster's of California, Inc., a California corporation

7.       Dave & Buster's of Colorado, Inc., a Colorado corporation

8.       Dave & Buster's of New York, Inc., a New York corporation

9.       Dave & Buster's of Florida, Inc., a Florida corporation

10.      Dave & Buster's of Pittsburgh, Inc., a Pennsylvania corporation

11.      Dave & Buster's of Hawaii, Inc., a Hawaii corporation